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Investor Contact: Ken Jones
                           864-597-8658

Media Contact:    Debbie Atkins
                           864-597-8361



                   DENNY'S ANNOUNCES REFINANCING OF CREDIT FACILITY

         SPARTANBURG, S.C., December 16, 2002 --  Denny's Corporation
(OTCBB: DNYY) today announced that its operating subsidiaries, Denny's Inc. and Denny's Realty, Inc., have entered into a new $125.0 million credit agreement to refinance the previous agreement which was scheduled to expire in January 2003.

         The new facility will mature on December 20, 2004 and is structured as a senior secured revolving credit facility of which up to $60.0 million is available for the issuance of letters of credit. The new facility will be used for working capital needs, capital expenditures and other general corporate purposes. The new facility is guaranteed by Denny's Corporation and its subsidiaries and is generally secured by liens on the same collateral that secured the previous facility. In addition, the new facility is secured by first-priority mortgages on 246 owned restaurant properties.

         J.P. Morgan Securities Inc. acted as lead arranger and Foothill Capital Corporation acted as syndication agent for the new facility. JPMorgan Chase Bank will serve as administrative agent and collateral agent.

         Denny's is America's largest full-service family restaurant chain, operating directly and through franchisees approximately 1,700 Denny's restaurants in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on the Company, including news releases, links to SEC filings and other financial information, please visit the Denny's website at www.dennys.com.


         Certain matters discussed in this release may constitute forward looking statements involving risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Factors that could cause actual performance to differ materially from the performance indicated by such statements include, among others: the Company's ability to maintain continuity of operations; thecompetitive pressures from within the restaurant industry; the level of success of the Company's operating initiatives and advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; and other factors from time to time set forth in the Company's SEC reports, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Exhibit 99 contained in the Company's Annual Report on Form 10-K for the year ended December 26, 2001 (and in the Company's subsequent quarterly reports on Form 10-Q).